Exhibit 16.1

[letterhead]

United States Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street NW
Washington DC 20549

December 6, 2006

Dear Sirs

Re: Dismissal as Auditor of New Pacific Ventures, Inc.

We have read the statements made by Tatonka Oil and Gas, Inc. (formerly New Pacific Ventures, Inc.), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Tatonka Oil and Gas, Inc. dated December 6, 2006. We agree with the statements concerning our Firm in such Form 8-K.

Yours truly

/s/ Madsen & Associates CPA’s Inc.

Madsen & Associates CPA's Inc.